Exhibit 10.61

Date:	March 4, 2010

To:	Peter Blackmore

From:	UTStarcom, Inc. Board of Directors

Re:	Special Bonus

UTStarcom is pleased to offer you a special bonus of $800,000, less applicable withholdings for federal, state, local and other taxes.  This bonus will be paid out upon UTStarcom terminating your employment with UTStarcom without “cause” (as such term is defined in the Amended and Restated Change of Control/Involuntary Termination Severance Agreement between you and UTStarcom (the “Severance Agreement”)), provided the following conditions are met:

•                  Successful transition of your duties and responsibilities as Chief Executive Officer of UTStarcom to your successor appointed and/or designated by the Board of Directors of UTStarcom, as determined by the Compensation Committee; and

•                  Successful completion/closing of the sale of common stock by UTStarcom to Beijing E-Town International Investment and Development Co., Ltd., Ram Max Group Limited and Shah Capital Management for an aggregate consideration of approximately $48.5 million in cash (the “Investment”), as determined by the Compensation Committee; and

•                  You signing and not revoking a waiver and release of all claims in favor of UTStarcom and its affiliates in a reasonable form satisfactory to UTStarcom (it being understood that you will not be required to waive or release any rights related to UTStarcom’s indemnification obligations or that arise under UTStarcom’s D&O insurance coverage), which must become effective within sixty (60) days of your termination of employment.

For purposes of clarification, this cash bonus is separate from the provisions of the Severance Plan and will not be paid if you voluntarily terminate your employment with UTStarcom for any reason or UTStarcom terminates such employment for “cause.”  This bonus is intended to be subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d) and that the payment of the bonus, to the extent earned, would be paid within the short-term deferral period within the meaning of the Treasury Regulation Section 1.409A-1(b)(4).  It is the intent of the parties that the bonus comply in all respects with the Internal Revenue Code Section 409A and shall be interpreted in accordance with that intent.

Thank you for your continued commitment and contributions to UTStarcom.  If you have any questions about this special bonus, please contact Al Lenzmeier at (612) 327-5944.